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Exhibit 5.1

December 16, 2002

Hollywood Entertainment Corporation
9725 SW Peyton Lane
Wilsonville, OR 97070

Ladies and Gentlemen:

        In accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "1933 Act"), this opinion is furnished in connection with the offering of $225,000,000 aggregate principal amount of senior subordinated notes due 2011 (together with the guarantee thereof, the "Securities") of Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), being issued pursuant to (i) an indenture dated as of January 25, 2002 (the "Base Indenture"), as supplemented by a first supplemental indenture to be dated December 18, 2002 (the "First Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between the Company, as issuer, Hollywood Management Company, an Oregon corporation ("HMC"), as guarantor, and BNY Western Trust Company, as trustee (the "Trustee"), (ii) a registration statement on Form S-3 under the 1933 Act, filed with the Securities and Exchange Commission (the "Commission") on December 7, 2001 (File Nos. 333-74802 and 333-74802-01), as amended by Amendment No. 1 filed with the Commission on January 10, 2002, by Amendment No. 2 filed with the Commission on January 29, 2002 and by Amendment No. 3 filed with the Commission on February 13, 2002, and declared effective by the Commission on February 14, 2002, as further amended by Post-Effective Amendment No. 1 filed with the Commission on May 20, 2002 and declared effective by the Commission on May 23, 2002 (the "Registration Statement"), (iii) a prospectus dated May 23, 2002 and the prospectus supplement dated December 13, 2002 filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the "Prospectus"), and (iv) an underwriting agreement dated December 13, 2002 among the Company, HMC, UBS Warburg LLC and Bear, Stearns & Co. Inc. (the "Underwriting Agreement").

        We are familiar with the proceedings taken by the Company and HMC in connection with the authorization and issuance of the Securities. We have reviewed the corporate action of the Company and HMC in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

        In rendering the opinions set forth in this opinion letter, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of all originals of such latter documents.

        Our opinions are limited in all respects to the internal laws of the state of Oregon and the internal laws of the state of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Securities have been duly authorized and, when the First Supplemental Indenture has been duly executed and delivered by the parties thereto and the Securities have been duly executed, authenticated, issued and delivered, and upon receipt by the Company of the purchase price thereof, in accordance with the Indenture and the Underwriting Agreement, the Securities will constitute legally valid and binding obligations of the Company and HMC, enforceable against the Company and HMC in accordance with their terms.

        The opinion rendered above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and (iii) the effect of an implied covenant of reasonableness, good faith and fair dealing. In addition, we express no opinion with respect to whether acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon. The opinion rendered relating to enforceability also is subject to the effect of generally applicable rules of law that may, in the absence of waiver or consent, discharge a guarantor to the extent that guaranteed debt is materially modified.

        To the extent that the obligations of the Company and HMC under the Indenture may be dependent upon such matters, we assume for purposes of this opinion letter that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has complied with any obligations to file returns and pay taxes under the applicable state franchise tax laws; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        We hereby authorize and consent to the use of this opinion as Exhibit 5 of the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,
STOEL RIVES LLP

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  Exhibit 5.1